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                                                                    EXHIBIT 10.5

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                                                               1


                    CHEMILOG DEVELOPMENT AND SUPPLY AGREEMENT




BETWEEN UCB-BIOPRODUCTS S.A., with registered office at Allee de la Recherche 60, B-1070 Brussels, Belgium ("UCB")


                                                                on the one hand,


AND THE MEDICINES COMPANY INC., a Delaware corporation with offices at One Cambridge Center, Suite 408, Cambridge, Massachusetts 02142, USA, ("TMC")


                                                              on the other hand,


WHEREAS, TMC has acquired certain rights to the synthetic drug substance Bivalirudin (Angiomax(R)) and is interested in developing and marketing pharmaceutical compositions containing Bivalirudin for the treatment of PTCA and other diseases; and


WHEREAS, UCB has suitable premises, equipment and expertise in the development and production of pharmaceutical grade bulk peptides; and


WHEREAS, with a view to entering into a supply commitment TMC wishes UCB to develop a new manufacturing process (the CHEMILOG PROCESS) of the active pharmaceutical ingredient Bivalirudin, on the terms and conditions of this Agreement;


IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, TMC AND UCB (THE "PARTIES") AGREE AS FOLLOWS:


ARTICLE 1 - DEFINITIONS

When used herein, the following terms, used with initial capital letters, shall have the following respective meanings and the singular shall include the plural and vice-versa:

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                                                                               2


1.1 "AFFILIATE" shall mean with respect to a party (i) any company at least fifty percent (50%) of whose issued and voting capital is owned or controlled, directly or indirectly, by said party, or (ii) any company which owns or controls, directly or indirectly, at least fifty percent (50%) of the issued and voting capital of said party, or (iii) any company owned or controlled, directly or indirectly, to the extent of at least fifty percent (50%) of the issued and voting capital, by any of the foregoing.


1.2      "API" shall mean Active Pharmaceutical Ingredient.


1.3 "BIVALIRUDIN" shall mean the 20 amino acid polypeptide corresponding to UCB Code Name SF071 and/or SF220.


1.4 "CHEMILOG" shall mean the process by which Bivalirudin API is manufactured in accordance with the process as described in ANNEX 1 hereto.


1.5 "CONFIDENTIAL INFORMATION" shall mean any UCB or TMC trade secret or other information of a confidential and/or proprietary nature which is disclosed by one party ("DISCLOSING PARTY") to the other party ("RECEIVING PARTY") and which is marked as "confidential" or "proprietary", excluding such trade secret or other information which
         (i) is published or otherwise becomes a matter of public knowledge by any means other than through the breach of this Agreement by the Receiving Party, (ii) was known by the Receiving Party at the time of such disclosure, as evidenced by the Receiving Party's written records predating such disclosure and maintained in the ordinary course of business, (iii) was disclosed to the Receiving Party by any Third Party (as defined below) who has the right to disclose the same; (iv) was independently developed by the Receiving Party, without using the Disclosing Party's Confidential Information; or (v) is disclosed pursuant to court order or as otherwise required by law, after giving the Disclosing Party prior written notice of such required disclosure and after assisting the Disclosing Party in its reasonable efforts to prevent or limit such disclosure.


1.6 "DRUG PRODUCT" shall mean any pharmaceutical composition containing the Bivalirudin API.

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                                                                               3

1.7 "FIRST SALE DATE" shall mean the first date on which TMC sells Drug Product to a Third Party which contains Product supplied by UCB hereunder and manufactured through the Chemilog Process.

1.8 "PRODUCT" shall mean the fully chemically synthetized Bivalirudin API either through UCB's existing process or the Chemilog Process.

1.9 "SPECIFICATIONS" shall mean the characteristics of the Product, attached hereto as ANNEX 2 to this Agreement.

1.10 "THIRD PARTY" shall mean any natural person, corporation, firm, trust, joint venture, company, partnership or other business organization, which is not a party hereto or an Affiliate of any party hereto.

1.11     "UCB TECHNICAL INFORMATION" shall mean:

         a) unpatented proprietary and confidential technical information, specifications, compositions, manufacturing methods, application methods, testing methods, computer programs, technical data and drawing as well as any improvements thereto, whether written or oral, which relates to the Chemilog Process or to the Product manufactured through other processes, and which is useful or necessary for the implementation of this Agreement, as shall have been developed or acquired by UCB prior to the termination or expiration of this Agreement (excluding information supplied by TMC);

         b) patents and patent applications on any of the foregoing, including divisions, continuations, continuations in part, extensions, amendments and reissues thereof, filed or owned by, or licensed or assigned to UCB, and based on inventions which are either (i) actually reduced to practice or (ii) constructively reduced to practice by filing a patent application on such invention prior to the termination of this Agreement;

         provided that the UCB Technical Information shall not include information acquired by UCB from third parties subject to confidentiality restrictions preventing disclosure or use hereunder.

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                                                                               4


ARTICLE 2 - SUBJECT-MATTER OF THE AGREEMENT

2.1 In order to establish UCB as a preferred supplier of the Product on a commercial basis, UCB shall perform the development and manufacture of the Product in its premises in Braine-l'Alleud, Belgium according to the terms hereunder. The Product shall not be manufactured at any other facilities unless the Parties mutually agree otherwise. This development will cover all necessary steps, including development, qualification and validation steps, up to and including the filing of a Drug Master File with the FDA related to Chemilog as far as it concerns the activities performed at and by UCB. UCB shall also file or provide TMC the equivalent documentation of the local equivalent of a Drug Master File in any countries TMC or its Affiliates chooses to register the Product. However, UCB shall not be obliged to file in any country in which UCB has no previous experience of filing the local equivalent of a Drug Master File. Alternatively, parties may agree on a specific remuneration for UCB for filing in countries in which UCB has no previous experience of filing.


2.2 During the term of this Agreement, TMC shall purchase at least eighty percent (80%) of its annual requirements of Product from UCB, subject to Article 21 below. In the event that TMC instructs UCB to transfer UCB Technical Information to a Third Party, in order for such Third Party to act as a second supplier of Product for TMC, TMC shall pay to UCB both during and after the term of this Agreement (but in no event after the date when Product becomes generic in the U.S.A.) an annual royalty payment equal to ten percent (10%) of the amount paid by TMC for its purchases of the Product manufactured by such Third Party.


ARTICLE 3 - SCOPE OF WORK

The Parties agree that the Scope of Work (hereinafter referred to as "SOW") attached in Annex 3 constitutes an integral part of the Agreement. UCB shall use best efforts to follow the SOW in reaching the requested degree of experience for commercial manufacturing purposes, as well as the associated controls, related to the Product.


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                                                                               5


ARTICLE 4 - MILESTONES REPORTS.

At each milestone described in the SOW UCB will address a written interim milestone report to TMC. Upon successful completion of the SOW UCB shall address a final written report to TMC.


ARTICLE 5 - TIMELINES

The general timelines for the development of the Product as described hereabove are described in ANNEX 4. UCB shall use its reasonable efforts to comply with such timelines, taking into account, however, the uncertainty of any development. Should unexpected results arise during the development, the Parties shall review the timelines within ten (10) business days, to reflect any decision taken jointly to best resolve the issues.


ARTICLE 6 - DEVELOPMENT PROGRAM REVIEW.

A steering committee with an equal number of representative(s) of TMC and UCB will be set up upon signature of this Agreement. It will meet according to a regular and appropriate schedule (until the Parties agree otherwise, at least on a quarterly basis), at rotating sites, to review the overall progress of the development, to resolve any unexpected issues that may arise, including but not limited to, adapting timelines, reviewing quantities, and setting Specifications. The steering committee shall also conduct phone updates twice monthly. The steering committee may also decide (on terms to be agreed) to provide mutual assistance in respect of the development as provided in Article 2 hereof, such as staff swapping or patent filing.


ARTICLE 7 - PRELIMINARY WORK

UCB has already initiated some preliminary work for the development of the Product, the results of which are described in ANNEX 5; these results are a part of this Agreement and are subject to the same terms and conditions.

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.
                                                                               6

ARTICLE 8 -  FORECASTS AND ORDERS FOR THE PRODUCT

8.1 TMC shall submit to UCB a bi-annual rolling Product forecast, updated at the beginning of each calendar quarter. The first two quarters of said forecast shall be binding upon TMC to the extent of one hundred percent (100%) of such forecasted volume. The third quarter of said forecast shall be binding upon TMC to the extent of fifty percent (50%) of the forecasted volumes; PROVIDED, HOWEVER, that for the first forecast containing a quarter in which TMC's forecast is greater than zero (exceeding purchases of validation batches), the forecast for the third quarter shall be binding upon TMC to the extent of one hundred percent (100%) of such forecasted volume. Binding forecasts shall be considered as firm purchase orders.

         For the purposes of this Agreement, an Annual Production Forecast shall mean: (i) the first quarter in which TMC's forecast is greater than zero (exceeding purchases of validation batches) and the following three quarters; and (ii) each four quarter period thereafter.

8.2 Any and all purchase orders for Product shall be issued at least sixty (60) days in advance of the required delivery date.

8.3 UCB agrees to reserve manufacturing capacity in its production facilities in Braine-l'Alleud, Belgium, so as to ensure that it is able to manufacture TMC 's annual requirements of Product. For that purpose, UCB shall provide TMC with a capacity plan based upon TMC's bi-annual forecasts for Product. Such capacity plan shall outline UCB's capital investments. UCB shall at each moment in time guarantee a capacity equal to [ ** ] of TMC's forecast for Product for the next two
         (2) quarters.

         The forecast will commence for the first calendar quarter following execution of this Agreement. This forecasting procedure shall not apply to TMC's order of Chemilog validation batches.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

ARTICLE 9 - CONSIDERATIONS FOR THE DEVELOPMENT.

9.1 In consideration of the development of the Product described in Article 2 hereof (including the preliminary work and the SOW), TMC shall pay to UCB an amount of (exclusive of any taxes, other than taxes measure on the gross or net income of UCB) in accordance with the payment schedule set out in Annex 8 hereto.

9.2      Target price for Product.

         9.2.1
                  Subject to the adjustments described in Section 9.2.2 below, each order of Product purchased by TMC shall be priced as follows, based on the Annual Production Forecast which includes the calendar quarter during which such order was purchased by TMC:

                  Total Volume of Annual Production Forecast    Target Price

                  [ ** ] kg or more, but less than [ ** ]kg US$ [ ** ]/gram [ ** ] kg or more, but less than [ ** ]kg US$ [ ** ]/gram
                  [ ** ] kg or more                             US$ [ ** ]/gram



         provided, however, that for any twelve (12) month period covered by an Annual Production Forecast of [ ** ] kg or more, if during the immediately prior twelve (12) month period TMC purchased [ ** ] kg or more of Product, then TMC shall pay a target price for the current twelve (12) month period equal to the target price paid for such prior twelve (12) month period, after it is adjusted pursuant to Section
         9.2.2. below.

         9.2.2 Within thirty (30) days after the end of the twelve-month period covered by an Annual Production Forecast, the Parties shall meet to determine what adjustments need to be made to the amounts paid by TMC during the just-completed twelve (12) month period, based on the factors and procedures described in Scorecard

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                  Procedure, attached as Annex 6 hereto; provided, however, that (i) for those twelve (12) month periods where TMC paid a target price of US$[ ** ]/gram, in no event shall such adjustments result in TMC paying less than US$[ ** ]/gram or more than US$[ ** ]/gram; and (ii) for those twelve (12) month periods where TMC paid a target price of US$[ ** ]/gram, in no event shall such adjustments result in TMC paying less than US$[ ** ]/gram or more than US$[ ** ]/gram.

         9.2.3 If TMC forecasts less than [ ** ] kg for any twelve (12) month period covered by an Annual Production Forecast, the target price described in Section 9.2.1 will not be applicable and TMC and UCB will discuss in good faith the price to be paid by TMC for such period. If TMC forecasts more than [ ** ] kg for any twelve (12) month period covered by an Annual Production Forecast, TMC must purchase at least [ ** ] kg during such twelve (12) month period.

ARTICLE 10 -  PAYMENT TERMS FOR DELIVERIES OF PRODUCT.

Each payment hereunder will be due thirty (30) days from the date of invoice. The invoices will be issued and dated upon delivery of the Product to TMC. Any deferred payment will automatically bear an interest rate according to EURIBOR Q months) plus five percent (5%).

The price shall be adjusted as follows to reflect exchange rate fluctuations. At any time during the first fifteen (15) days of a calendar quarter, either Party may request an adjustment to be made. On the date of such request, if the average of the exchange rate of US$ into Euro (L), as reported in the Wall Street Journal (Eastern Edition), for the ten (10) business day period immediately preceding that date, as compared to the rate of exchange between those currencies as applicable at the day of signature of this Agreement or the date of the last price adjustment, (i) varies by less than [ ** ], then there shall be no purchase price adjustment at that time; (ii) varies by [ ** ] or more (but less than [ ** ]), then the purchase price shall be adjusted to reflect [ ** ] of such change; and (iii) varies by [ ** ] or more, then the Parties shall meet to find a solution protecting the interests of both Parties.

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                                                                               9


ARTICLE 11 - SHIPMENT AND PACKAGING.

Each shipment of Product will be made according to the relevant SOP's applicable at UCB in Braine-l'Alleud (Belgium) and any particular requirement TMC might have and previously approved by UCB. Delivery shall occur EX WORKS Braine-l'Alleud (ICC Incoterms 1990).

ARTICLE 12 - SPECIFICATIONS.

12.1 The draft Specifications of the Product are attached hereto as ANNEX 2. The final Specifications will be attached hereto as ANNEX 2 upon achievement of the development work as set out in the SOW, and such final Specifications shall be mutually agreed upon by the Parties. In addition, such final Specifications shall be at least as stringent as those specifications in place for the Product manufactured by the registered process at the time of registration.

12.2 UCB agrees that TMC may change the Specifications only for regulatory requirements, provided that TMC informs UCB immediately of the requirements that the regulatory authorities will impose. Any changes to the Specifications for other reasons must be agreed upon between the parties.

12.3 UCB warrants that the Product supplied to TMC hereunder shall be manufactured under conditions complying with current Good Manufacturing Practices as applicable in the European Union and USA and shall conform to the Specifications. UCB will send to TMC with each shipment of Product a corresponding certificate of analysis.


         THE WARRANTY MADE BY UCB UNDER TFHS ARTICLE 12.3 IS EXCLUSIVE AND IS MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTY ARISING OUT OF A COURSE OF DEALING, CUSTOM OR USAGE OR TRADE.

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ARTICLE 13 - MODIFICATIONS TO PROCESS

During the initial phase of the development period, prior to validation, UCB will use its reasonable efforts to develop the process to make it feasible and economic at large scale for the anticipated commercial production levels. Thereafter, UCB will not make any modification to the process requiring prior notice to (or approval of) regulatory authorities without the prior written acceptance of TMC, such acceptance not being unreasonably withheld or delayed. UCB will not make any other material modification to the process without the prior written acceptance of TMC, such acceptance not being unreasonably withheld or delayed.

UCB will document any modification to the process to enable TMC to notify the FDA or any other regulatory authority deemed necessary of such modifications.

TMC and UCB agree to the Change Control Procedure provided in Annex 7.

ARTICLE 14 - ACCEPTANCE

Promptly after receipt of any shipment of Product, TMC shall control the quantity and visually inspect the quality of the Product and analyze it to establish its conformity to the Specifications.

No claim for visible defective quality or shortage in quantity of any individual shipment of Product or other visible non-conformity of the Product shall be valid unless made by written notice given within ten (10) working days from the date of delivery. No claims for incorrect materials shall be valid unless made by written notice given within sixty working (60) days from the date of delivery. Such notice shall substantiate the reason of non-conformity.

UCB shall make up any shortfall and/or replace and/or rework (in accordance with a qualified procedure) any non-conforming Product, at no additional cost to TMC. Subject to Article 24 of this Agreement, UCB's liability to TMC for non-conforming Product shall be limited to the replacement of such Product free of charge. Upon UCB's instructions, TMC shall destroy or return at UCB's cost (including import duties) the non-conforming Product.

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                                                                              11

If there is any dispute as to whether any shipment fails, in whole or in part, to meet the requirements hereof, such dispute shall be resolved by an independent testing organization of recognized repute within the pharmaceutical industry in the United States of America. The expenses of such organization shall be borne by the party against whom the decision is rendered.

ARTICLE 15 - COMPLIANCE WITH LAWS AND REGULATIONS.

TMC and UCB shall comply with applicable laws and regulations of government agencies of the United States of America and the European Union. UCB shall maintain all necessary permits for the conduct of activities related to the Product that UCB undertakes pursuant to this Agreement.

ARTICLE 16 - REGULATORY COMPLIANCE AND APPROVALS.

Unless otherwise agreed, UCB shall at its expense make any and all filings and take any other actions with respect to the regulatory authorities for the development and production of the Product in compliance with cGMP and maintain any and all documentation in accordance with the terms of this Agreement. At TMC's request, UCB shall provide access to Batch Production Records and any other documentation as requested by TMC to support regulatory approvals or compliance.

ARTICLE 17 - AUDITS.

To ensure compliance with applicable laws and regulations of regulatory bodies, TMC or its designee is entitled, with a reasonable notice and during working hours, to conduct an appropriate audit or inspection in UCB's facilities in Braine and review the corresponding documentation. Moreover, UCB will inform TMC immediately of any inspection by the regulatory authorities that might take place in relation with the development and production of the Product, if any. In order to confirm that all royalties were paid in accordance with this Agreement, on thirty (30) days' prior written notice to TMC, UCB and its certified public accountants and other auditors shall have full access to the books and records of TMC relevant to confirm such royalty payments, and shall have the right to make copies therefrom at UCB's expense. UCB, its certified public accountants and other auditors shall have such access at all reasonable times and from time to time during normal business hours (but no more than once


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                                                                              12

during any calendar year). Prompt adjustment shall be made by the proper Party to compensate for any errors or omissions disclosed by such audit. UCB shall bear the costs of such audit, unless such audit reveals that the royalties paid by TMC for the audited period was less than ninety-five percent (95%) of the royalties actually due hereunder for such period, in which case TMC shall reimburse UCB in full for its reasonable costs incurred in connection with such audit. Any royalty payment not challenged within two (2) years after it is paid shall be deemed to be correct, and shall no longer be subject to challenge.

ARTICLE 18 - TERM AND TERMINATION.

18.1 Expiration. Unless otherwise terminated in accordance with the terms herein, this Agreement shall be effective as from the date of signature of this Agreement by both Parties and shall terminate on the seventh
         (7th) anniversary of the First Sale Date, as notified by TMC in writing. Thereafter, it shall be automatically renewed for consecutive periods of three (3) years, unless a Party hereto serves the other Party a written notice of at least one (l) year prior the expiration of the initial term or of any renewal term, as the case may be.

18.2 Termination for Cause. In the event of a material breach of this Agreement by either Party and such Party's failure to remedy such breach within thirty (30) days after receiving notice thereof from the non-breaching Party which specifies the circumstances that constitute the breach, then the non-breaching Party may terminate this Agreement with immediate effect upon written notice to the breaching Party.

18.3 TERMINATION UPON BANKRUPTCY. This Agreement may be terminated by either Party with immediate effect upon the filing of a petition in bankruptcy, insolvency or reorganization against or by the other Party, or such other Party becoming subject to a composition for creditors, whether by law or agreement, or such other Party going into receivership or otherwise becoming.

ARTICLE 19 - EFFECT OF TERMINATION

19.1     EFFECTS OF TERMINATION

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                                                                              13


         In the event of expiration or termination of the Agreement for whatever reason (other than breach of this Agreement by UCB),

         19.1.1 the fees for the development program incurred through such date of expiration or termination will be due in full within thirty (30) days following such expiration or termination.

         19.1.2 In addition, (i) TMC shall purchase from UCB all inventories of Product meeting the Specifications, manufactured by UCB based on the forecasted quantities of Product for the current calendar quarter and the two calendar quarters thereafter, based on TMC's then-current forecast (the "Forecasted Quantities") and/or Purchase Orders delivered by TMC to UCB prior to such expiration or termination, to the extent that such Purchase Orders exceed the Forecasted Quantities, at the then current price; (ii) all inventories of quality control released process intermediates manufactured by UCB based on the Forecasted Quantities of Product at a price equal to their proportionate price of Product; and (iii) all raw materials previously purchased by UCB to meet the Forecasted Quantities of Product, at UCB's purchase cost. TMC shall have the right to request from UCB that it complete all work in progress at the time, and the resulting Product shall then be purchased by TMC in accordance with this Agreement.

         In the event of expiration or termination of the Agreement for breach of this Agreement by UCB, the fees for the development program incurred through such date of expiration or termination will be due in full within thirty (30) days following such expiration or termination. In addition, if TMC exercises its option to buy UCB's inventories and work in process, then TMC shall purchase such items in accordance with
         Section 19.1.2 above.

19.2     SURVIVALS

         Upon expiration or termination of this Agreement, all fights and obligations of the Parties hereunder shall immediately cease, except as to Articles 15, 16, 17, 19, 21 (royalty obligation only), 22, 23, 24, 27 and 30 which shall survive in accordance with their terms.

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                                                                              14

            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


19.3     RETURN OF CONFIDENTIAL INFORMATION UPON TERMINATION

         Upon expiration or termination of this Agreement, each Party shall promptly return to the other Party, at the other's request, any and all Confidential Information of the other Party then in its possession or under its control, except if such information is covered under surviving license rights granted by TMC to Third Parties.

19.4     ROYALTY PAYMENTS

In the event this Agreement expires or is terminated by TMC prior to the ten
(10th) anniversary of the First Sale Date (other than based on a breach of this Agreement by UCB), UCB shall transfer the UCB Technical Information to a Third Party(ies) designated by TMC, in order for such Third Party(ies) to act as suppliers of Product for TMC. In consideration for such transfer of UCB Technical Information, TMC shall pay to UCB royalties on an annual basis on Product from the date of such termination until the tenth (10th) anniversary of the First Sale Date. Such royalties shall be [**] of the amount paid by TMC for its purchases of the Product manufactured by such Third Party during such period; PROVIDED, HOWEVER, that if this Agreement is terminated by TMC based on a breach of this Agreement by UCB, such royalties shall be waived and such transfer of UCB Technical Information shall be royalty-free.

ARTICLE 20 - S-NDA.

After UCB has submitted its final milestone report, the Parties will negotiate in good faith a timeline and a table of contents of a Drug Master File supporting the filing of a S-NDA at the FDA for the Product. It is understood that such filing shall require full co-operation between the Parties and that the Parties will use their best efforts in acting so.

ARTICLE 21 - EXCLUSIVITY OF SUPPLY

Pursuant to article 2.2, the exclusivity of supply is [**] during the entire period of the Agreement. If TMC, one of its Affiliates or a Third Party (other than the second supplier established pursuant to Section 2.2 above) is able to supply Product to TMC with equivalent quality to the UCB Product (where such Product is not manufactured by the second supplier

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                                                                              15

            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


established pursuant to Section 2.2 above), at a price at least [**] below UCB's price, and UCB does not wish to meet the price decrease, TMC shall no longer be obligated to purchase [**] of its supply at UCB. If UCB meets such price decrease, such new price shall replace the prices and price adjustments under Section 9.2 above, subject to whatever further adjustments may be mutually agreed to in writing between the Parties.

In addition, TMC shall no longer be obligated to purchase [**] of its supply at UCB if (A) either: (i) UCB does not accept a firm order placed by TMC for Product with requested delivery dates at least sixty (60) days after the date on which TMC placed such order; or (ii) Product previously delivered by UCB was repeatedly found not to conform to the Specifications for such Product, or UCB repeatedly and materially fails to deliver the Products by the agreed-upon dates; and (B) UCB has not cured such situation described in (A)(i) or (ii) above within six (6) months after receiving written notice thereof from TMC.

ARTICLE 22 -  PROPRIETARY RIGHTS

All data, information and results, including reports, files and other materials made available by UCB to TMC or generated or derived by UCB as a result of the development performed hereunder (excluding information and results concerning the Product) shall remain the exclusive property of UCB. All information and results concerning the Product shall remain the exclusive property of TMC.

ARTICLE 23 -  CONFIDENTIAL INFORMATION

23.1     MUTUAL CONFIDENTIALITY UNDERTAKING.

         From time to time during the ten-n of this Agreement, the Parties will disclose or make available to each other Confidential Information in connection with the activities contemplated hereunder.

         Each Party hereby agrees that it will use Confidential Information belonging to the other Party solely for the purpose(s) for which it was disclosed hereunder; and that it will not disclose Confidential Information belonging to the other Party to any Third Party (other


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         than its employees and/or consultants reasonably requiting such
         Confidential Information for purposes of this Agreement who are bound by written obligations of non disclosure and limited use at least as stringent as those contained herein) without the express prior written consent of the other party, except to regulatory authorities to the extent required by law or by applicable regulations.

         Any Confidential Information reasonably classifiable as a trade secret shall, as between the parties and their employees, remain a trade secret and be fully protected as such in spite of any failure by the Disclosing Party to constantly admonish the Receiving Party of the trade secret nature of the information disclosed or because of any failure of the Disclosing Party to pursue an active course of conduct designed to inform the Receiving Party or its employees that the secrets and information are to remain confidential.

23.2     PUBLICITY.

         The Parties further agree that except as otherwise expressly required by law, they will not publicly announce or otherwise disclose any of the terms and conditions of this Agreement without the express prior written consent of the other Party; provided that the foregoing shall not prohibit or restrict in any manner, and no consent shall be required, for any such public announcement or disclosure by a party in connection with any financing, strategic transaction or relationship, acquisition or disposition involving such party or as otherwise required by law. Neither Party will use the names of the other Party or any of its employees in any advertising, promotional or sales materials relating to Product or otherwise, except as required by law or regulatory authorities, without the express prior written consent of the other Party.

ARTICLE 24 - INDEMNIFICATION

24.1     INDEMNITIES IN FAVOR OF TMC

         UCB shall defend, indemnify and hold TMC, its Affiliates and the officers, directors and employees of each harmless from and against any and all claims, demands, loss, damage, liabilities, settlement amounts, costs or expenses whatsoever (including reasonable attorneys' fees and costs) arising from any claim, action or proceeding made or brought against such party by a Third Party as a result of (a) a defect occurring in the manufacture or processing, prior to the delivery of the Product to TMC; (b) provided the claim is made within the time periods set out in Article 14, non conformity of the Product to the Specifications; or (c) any claim that the process used by UCB to manufacture the Product infringes on the intellectual property rights of a Third Party.

24.2     INDEMNITIES IN FAVOR OF UCB

         TMC shall defend, indemnify and hold UCB, its Affiliates and the officers, directors and employees of each harmless from and against any and all claims, demands, loss, damage, liabilities, settlement amounts, costs or expenses whatsoever (including reasonable attorneys' fees and costs) arising from any claim, action or proceeding made or brought against such party by a Third Party as a result of (a) a defect occurring in the handling, processing, storage or transportation or any other matter whatsoever, after delivery of the Product to TMC, or (b) the sale or use the Product or the Product, including intellectual property rights relating thereto, except as a result of a defect of the Product or infringement claim for which UCB is liable pursuant to
         Article 24.1

24.3     LIMITATIONS

         The indemnification obligations provided for in this article shall be contingent upon the following additional terms and conditions:

         (i) the Party claiming indemnification shall have promptly given the indemnifying Party timely notice of the facts giving rise to such claim and reasonable co-operation, information and assistance in connection therewith;

         (ii) the indemnifying Party shall have sole control and authority with respect to the defense, settlement or compromise of the claim against the indemnified Party; provide , however, that the indemnifying Party may not enter into any settlement which imposes liability or restrictions on the indemnified Party without the prior written consent of the indemnified Party, such consent not to be unreasonably withheld or delayed.

24.4     CONSEQUENTIAL LOSSES.

         EXCEPT FOR THIRD PARTY CLAIMS FOR PERSONAL INJURY RESULTING FROM THE PRODUCTS, NOTWITHSTANDING ANY OTHER PROVISION HEREOF TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES, SUCH AS LOSS OF REPUTATION OR LOSS OF REVENUE OR PROFIT, EVEN IF SUCH PARTY WAS AWARE OF SUCH DAMAGES OR LOSSES.

24.5     INSURANCE

         During the term of this Agreement, both Parties will, each for their respective liability, secure and maintain a comprehensive general liability insurance policy providing sufficient coverage for personal injury (including as a result of product liability) and property damage, at the level as is usual and customary in the pharmaceutical industry to procure. A certificate with regard to said policies will be delivered to the other Party, at request

ARTICLE 25 - ASSIGNMENT AND DELEGATION

Neither this Agreement nor any rights hereunder may be assigned or licensed by either Party, without the prior written consent of the other party, except for assignments or sublicenses to: (i) Affiliates of the assigning or sublicensing Party; or (ii) an acquiror of all or substantially all of the stock or assets of the assigning or sublicensing Party which are related to the Product, whether through purchase, merger, consolidation or otherwise,. Assignments and sublicenses under (i) and (ii) shall occur freely by simple notice to the other Party.

ARTICLE 26 - FORCE MAJEURE

Neither Party hereto shall be liable for damages, nor shall this Agreement be terminable or cancelable by reason of any delay or default in such party's performance hereunder if such default or delay is caused by events beyond such Party's reasonable control ("force majeure") including, but not limited to, acts of God, regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemics, or failure of suppliers, public utilities or common carriers.

Each Party shall endeavor to resume its performance hereunder as soon as reasonably possible if such performance is delayed or interrupted by reason of force majeure.

ARTICLE 27 -  APPLICABLE LAW - JURISDICTION

This Agreement shall be governed by and interpreted in accordance with the laws of France, excluding the Vienna Convention on the International Sales of Goods (dated 11 April 1980).

All disputes arising out of or relating to this Agreement shall be finally resolved by arbitration conducted in the English language in Paris, France under the commercial arbitration rules of the United Nations Commission on International Trade Law. Each Party shall appoint an arbitrator and the two arbitrators so appointed shall jointly appoint a third arbitrator; provided, however, that if they cannot agree (or if one Party refuses to appoint an arbitrator), then this third arbitrator shall be appointed by the President of the International Chamber of Commerce, Paris. Both Parties shall bear equally the cost of the arbitration (exclusive of legal fees and expenses, all of which shall be allocated to the Party which does not prevail, as determined by the arbitrators). All decisions of the arbitrator(s) shall be final and binding on both Parties and enforceable in any court of competent jurisdiction. Notwithstanding anything contained in this Section to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

ARTICLE 28 - SEVERABILITY

Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.

ARTICLE 29 - ENTIRE AGREEMENT

This Agreement (including the Annexes hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations, statements and writings relating to it or any part thereof.

No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the Parties hereto unless made in writing and signed by both Parties.

ARTICLE 30 - NOTICES

Any notice required or permitted to be given under the terms of this Agreement shall be in writing, to the attention of Vice President, Manufacturing and Product Quality on behalf of TMC and to the attention of General Manager on behalf of UCB, and shall be sufficiently given if mailed by registered mail postage prepaid or given by telefax or delivery to the Party for whom it is intended at the address indicated in the preamble or to such other address as either Party hereto may from time to time advise the other Party by notice in writing to the addresses first above given.

Any notice given as aforesaid shall be deemed to have been given on the day on which it was delivered, if delivered, or on the tenth business day excluding Saturday, Sunday and statutory holidays, following the date on which it was mailed, if mailed, provided that if there is a postal interruption due to strike, slow down or other causes, notice shall be given by delivery only. Any Party hereto may change its address or contact person for service from time to time by notice given in writing.

ARTICLE 31 - REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other that (i) the execution, delivery and performance by such Party of this Agreement has been duly authorized by all requisite corporate action on the part of such Party, and (ii) this Agreement has been duly executed and delivered by such Party and constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms.

ARTICLE 32 - MISCELLANEOUS

No waiver of any default hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision.

Headings are inserted for convenience and shall not affect the meaning or interpretation of this Agreement or any clause thereof

Executed in two (2) original copies, each party acknowledging receipt of a signed copy.


THE MEDICINES COMPANY INC.                UCB-BIOPRODUCTS S.A.


/s/ John M. Nystrom                       /s/ Werwer De Prycker
--------------------------------          ----------------------------------
By: John M. Nystrom                       By: Werwer De Prycker
Title: Vice President, Technical          Title: Director
       Ops.

/s/ John D. Richards                      /s/ Alain Scarso
--------------------------------          ----------------------------------
By: John D. Richards                      By: Alain Scarso
Title: Vice President,                    Title: Director
       Manufacturing and Product
       Quality

Date: December 20, 1999                   Date: December 16, 1999
Place: Cambridge, MA                      Place: Braine L' Alleund
       USA                                       Belguim